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CIRCUS CIRCUS ENTERPRISES, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(amounts in thousands)

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                                                      Three                          Year Ended January 31,
                                                   Months Ended     -------------------------------------------------------
                                                  April 30, 1998      1998        1997       1996        1995        1994
                                                  --------------    -------     -------     -------     -------     -------
Income before income tax and
  extraordinary loss                                  35,794        147,922     163,863     205,759     214,490     182,608

Equity earnings of less-than-fifty-percent-
  owned venture not distributed                          -              -        (1,042)     (6,336)        -           -

Fixed charges:
  Interest expense                                    23,823         88,847      54,681      51,537      42,734      17,770
  Proportionate share joint venture interest           3,160         15,551      15,567       5,616         -           -
  Rentals representing an interest factor
  (1/3 of operating rental expense)                      268          1,070       1,290       1,138       1,151       1,087
                                                      ------        -------     -------     -------     -------     -------
Earnings as defined                                   63,045        253,390     234,359     257,714     258,375     201,465
                                                      ------        -------     -------     -------     -------     -------
                                                      ------        -------     -------     -------     -------     -------

Fixed charges (including capitalized items):
  Interest expense                                    23,823         88,847      54,681      51,537      42,734      17,770
  Proportionate share joint venture interest           3,160         15,551      15,567       5,616         -           -
  Capitalized interest                                 7,136         22,027      15,996       8,581       4,153      18,456
  Rentals representing an interest factor                268          1,070       1,290       1,138       1,151       1,087
                                                      ------        -------     -------     -------     -------     -------

Fixed charges as defined                              34,387        127,495      87,534      66,872      48,038      37,313
                                                      ------        -------     -------     -------     -------     -------
                                                      ------        -------     -------     -------     -------     -------

Ratio of Earnings to Fixed Charges                      1.83           1.99        2.68        3.85        5.38        5.40
                                                      ------        -------     -------     -------     -------     -------
                                                      ------        -------     -------     -------     -------     -------

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